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                       INDEPENDENT ACCOUNTANTS' CONSENT
                       --------------------------------


The Board of Directors
Mid-America Apartment Communities, Inc.


We consent to incorporation by reference in the registration statement (No. 33-941416) on Form S-8 and the registration statements (Nos. 333-82526, 333-71315, 333-60285 and, 333-570309) on Form S-3 of Mid-America Apartments
Communities, Inc. of our report dated February 13, 2002, relating to the consolidated balance sheets of Mid-America Apartment Communities, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 Annual Report on Form 10-K of Mid-America Apartment Communities, Inc.


                                      KPMG LLP


Memphis, Tennessee
March 29, 2002